UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  December 28, 2020

Town Sports International Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware	001-36803	20-0640002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1001 US North Highway 1, Suite 602, Jupiter, Florida	33477
(Address of Principal Executive Offices)	(Zip Code)
1001 US North Highway 1, Suite 602, Jupiter, Florida	33477
(Mailing address)	(Zip Code)
399 Executive Boulevard, Elmsford, New York
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.001 par value per share	CLUBQ	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2020 (the “Closing Date”), Town Sports International Holdings, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with the several lenders party thereto (the “Lenders”) and Alter Domus (US) LLC, as administrative agent (the “Administrative Agent”) pursuant to which the Lenders agreed to provide senior secured first lien term loans in an aggregate principal amount of up to $100.0 million to the Company consisting of (a) initial senior secured first lien term loans in an aggregate principal amount of $5.0 million (the “Initial Loans”), which Initial Loans were drawn at closing, and (b) senior secured first lien delayed draw term loans in an aggregate principal amount of up to $95.0 million (the “Delayed Draw Term Loans” and, together with the Initial Loans, the “Loans”), in each case, subject to the terms and conditions set forth in the Credit Agreement.  The proceeds of the Loans are to be used for general corporate purposes.

In order to incur any of the Delayed Draw Term Loans, the Company must satisfy certain conditions, including, but not limited to, the following: (i) if the incurrence of such Delayed Draw Term Loans occurs on or prior to June 30, 2021, (a) unless made in connection with any acquisition approved by the majority of the Board, the proceeds of such Delayed Draw Term Loans must be used in compliance with the Approved Budget (as defined in the Credit Agreement), and (b) the Unrestricted Cash (as defined in the Credit Agreement) of the Company and its subsidiaries immediately prior to such incurrence may not exceed $5.0 million and, (ii) if the incurrence occurs after June 30, 2021, the Consolidated Total Leverage Ratio (as defined in the Credit Agreement) for the prior four fiscal quarter period may not exceed 4.00 to 1.00 after giving pro forma effect to the incurrence of such Delayed Draw Term Loans.

The Company’s obligations under the Credit Agreement are guaranteed by certain subsidiaries of the Company (collectively with the Company, the “Guarantors”).  On the Closing Date, the Company, the Guarantors and the Administrative Agent entered into a guarantee and collateral agreement (the “Guarantee and Collateral Agreement”) pursuant to which the Guarantors guaranteed the debt under the Credit Agreement and the Company and the Guarantors granted a first-priority lien on substantially all of their assets (subject to certain exceptions) in favor of the Administrative Agent and the Lenders.

On the Closing Date, the Company paid in-kind in the form of additional term loans a closing fee equal to $10.0 million, representing 10.0% of the aggregate principal amount of the commitments provided by the Lenders as of the Closing Date. Borrowings under the Credit Agreement accrue interest at a rate of either 10.0% per annum payable in cash or 12.0% per annum payable in-kind. The Credit Agreement will mature on December 28, 2025 (or, if such day is not a business day, the immediately precedent business day). Prior to the second anniversary of the Closing Date, the Loans may be prepaid at their principal amount plus a make whole premium. On or after the second anniversary of the Closing Date, the Company may prepay the Loans, in whole or in part, at any time, subject to a prepayment premium equal to (a) 10.0% of the principal amount prepaid if prepaid before the third anniversary of the Closing Date and (b) 5.0% of the principal amount prepaid if prepaid after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date. Thereafter, no prepayment premium is applicable.

The Credit Agreement also provides that PW Partners Capital Management LLC may elect to provide, on or prior to January 29, 2021, up to $10.0 million of additional commitments to lend Delayed Draw Term Loans, subject to the terms and conditions set forth in the Credit Agreement, including the payment by the Company of a closing fee representing 10.0% of such additional commitments to be paid in-kind in the form of additional term loans and the issuance of shares of Common Stock.

The Credit Agreement contains customary covenants, including, but not limited to, restrictions on the Company’s ability to incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, or enter into transactions with affiliates.

Additionally, the Credit Agreement provides that, upon the occurrence of certain events of default, the Company’s obligations thereunder may be accelerated and the lending commitments with respect to the Delayed Draw Term Loans terminated. Such events of default include payment defaults to the Lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, certain change of control events and other customary events of default.

As compensation for agreeing to provide the Loans and related commitments, on the Closing Date, affiliates of Kennedy Lewis Investment Management, LLC (“KLIM”) received approximately 41.5 million shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), equal to 51% of the fully diluted outstanding Common Stock as of the Closing Date (such shares, the “Consideration Shares”). After giving effect to the receipt of the Consideration Shares, KLIM beneficially owned 45,735,483 shares of Common Stock, representing approximately 56.2% of the Common Stock outstanding after the issuance. The borrowing of the Loans pursuant to the Credit Agreement together with the issuance of the Consideration Shares is referred to herein as the “Transactions”.

In connection with the issuance of Consideration Shares to KLIM, on the Closing Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain affiliates of KLIM and Patrick Walsh, the Company’s chief executive officer, under which the Company agreed to register the Common Stock held by the Company stockholders party to the Registration Rights Agreement and Mr. Walsh with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Company also agreed to provide certain piggy-back and demand registration rights to the parties to the Registration Rights Agreement in respect of the Common Stock held by each of them.

In connection with the entry into the Credit Agreement, the Company amended, effective as of the Closing Date, the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan (“the “Incentive Plan”) to reserve an additional 10,180,265 shares of Common Stock for issuance as awards under the Plan.  In addition, the Company approved a grant, on the Closing Date, of 8,144,212 shares of restricted Common Stock to Patrick Walsh and 2,036,053 shares of restricted Common Stock to Phillip Juhan under the Incentive Plan.  The awards of Common Stock are generally on the same terms as the Company’s standard form of restricted award, provided that the awards shall vest as to 1/3 of the granted shares of restricted Common Stock on each of the Closing Date, December 31, 2021, and December 31, 2022, subject to continued service through each vesting date.  The awards will also fully vest on a “change in control”, subject to continued service through the date of such change in control.  In the event of a termination without “cause” or for “good reason” prior to the awards fully vesting, and subject to the executive’s execution of a release of claims, the awards shall vest in the next tranche scheduled to vest and prior to the awards fully vesting, the awards shall vest in the next tranche scheduled to vest and any non-compete or non-solicit obligations shall be shortened in duration to nine months post termination.

The foregoing description of the Credit Agreement and Registration Rights Agreement is qualified in its entirety by the full text of the Credit Agreement and Registration Rights Agreement which are each attached as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above relating to the Credit Agreement and Guarantee and Collateral Agreement  is incorporated herein by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 1.01 above, as consideration for agreeing to the provide the Loans, the Company issued the Consideration Shares to certain affiliates of KLIM on the Closing Date. No other commission or other remuneration was paid in connection with the issuance and sale of the Consideration Shares.

The issuance and sale of the Consideration Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof. Each recipient of the Consideration Shares was required to represent that it is (i) an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and (ii) was acquiring the Consideration Shares for investment and not with a view to resell or distribute.  The Company did not engage in general solicitation or advertising and did not offer securities to the public in connection with such issuances.

The information regarding the issuance of the Common Stock set forth in Item 1.01 above is incorporated herein by reference into this Item 3.02.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 1.01 and Item 5.02, respectively, regarding the issuance of the Consideration Shares and the Company’s board of directors (the “Board”) following the Closing Date are incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Directors

Pursuant to the Credit Agreement, the Company and the Board agreed to set the number of directors on the Board at five directors and provide KLIM with the right to nominate three directors to the Board. As a result, effective concurrently with the closing of the Credit Agreement,

●	the Board increased the size of the Company’s Board to five members;
●	each of Martin Annese and Jeffery Crivello resigned from the Company’s Board and any committees of the Board on which they respectively served; and
●
the remaining members of the Board elected David Chene, Brian Dubin and Doug Logigian as members of the Board to fill the vacancies created by the increase in Board size (with the appointment of Doug Logigian to take effect ten days after transmission of the Information Statement on Form 14f-1 to all holders of our Common Stock) and resignation of Martin Annese and Jeffery Crivello to serve until the Company’s next annual meeting or their earlier resignation, termination or death.

Committee membership of the post-Transaction Board members will be determined at the first Board meeting following the Transactions.

Indemnification Agreements

On the Closing Date, the Company entered into indemnification agreements with each of its newly elected directors. Pursuant to the indemnification agreements, the Company has agreed to indemnify and hold harmless these directors to the fullest extent permitted by the Delaware General Corporation Law. The agreements generally cover expenses that a director incurs or amounts that a director becomes obligated to pay in connection with any proceeding in any way connected with, resulting from or relating to his or her service as a current or former director, officer, employee or agent of the Company or any direct or indirect subsidiary of the Company. The agreements also provide for the advancement of expenses to the directors subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify the directors, including with respect to “short-swing” profit claims under Section 16(b) of the Securities Exchange Act of 1934, as amended; with respect to conduct by him or her that is established to be knowingly fraudulent or deliberately dishonest or constituted willful misconduct; and, with certain exceptions, with respect to proceedings that he or she initiates.

The foregoing description of the indemnification agreements is not complete and is subject to and qualified in its entirety by reference to the form of indemnification agreement, which is attached as Exhibit 10.4 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.
4.1	Registration Rights Agreement dated as of December 28, 2020, by and among Town Sports International Holdings, Inc. and the holders party thereto.
10.1	Credit Agreement dated as of December 28, 2020, by and among Town Sports International Holdings, Inc., the several lenders from time to time party thereto and Alter Domus (US) LLC
10.2	Form of Indemnification Agreement, by and between Town Sports International Holdings, Inc. and each of its newly elected directors
99.1	Press Release, dated December 24, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)

Date: December 28, 2020	By:	/s/ Patrick Walsh
Patrick Walsh
Chairman and Chief Executive Officer